Exhibit 99.(g)(4)

GLOBAL FUND ORDER ROUTING SERVICES RIDER

This Global Fund Order Routing Services Rider (the “Rider”) is made the 15th day of April between each of the series listed under its name on Appendix A, severally and not jointly (each such series a separate and distinct “Customer”) (“Customer”) and JPMorgan Chase Bank, N.A. (“J.P. Morgan”).

This Rider supplements the Domestic Custody Agreement between the Customer and J.P. Morgan dated January 28, 2011 (the “Agreement”).

The Customer wishes J.P. Morgan to provide certain services with respect to the Customer investing into unitized funds through certain accounts maintained by J.P. Morgan on behalf of the Customer (each a “Portfolio”) in units issued by certain Investment Vehicles.  J.P. Morgan is willing to do so under the terms and conditions set forth in this Rider and the Agreement.

1.                                       Definitions

“Eligible Funds” means such Investment Vehicles acceptable to J.P. Morgan, whose units will be dealt in by J.P. Morgan in accordance with Orders.  A list of Eligible Funds shall be provided to the Customer upon request.  J.P. Morgan may, in its sole discretion, add or remove Investment Vehicles from the list of Eligible Funds upon notice to the Customer.  The Customer may request a particular Investment Vehicle be added as an Eligible Fund; however, the addition of such Investment Vehicle shall be at the sole discretion of J.P. Morgan.

“Investment Vehicles” mean investment vehicles that may be classified as unitized investment funds, being mutual funds, hedge funds, fund of funds, fund of hedge funds, fund of property funds, fund of private equity funds, common or collective trust funds, group trusts and such other class of fund as may be supported by J.P. Morgan from time to time.

“Liabilities” means any liabilities, losses, claims, costs, damages, penalties, fines, obligations, taxes or expenses of any kind whatsoever.

“OHA” means an agent appointed by J.P. Morgan from time to time to co-ordinate dealing and settlement activity in units or shares of Eligible Funds.

“Order” means an order in a particular Eligible Fund.  This includes, but is not limited to, subscriptions, redemptions and exchanges.

“Services” mean the services provided by J.P. Morgan to the Customer in accordance with Section 2 of this Rider.

2.                                       Services Provided

2.1                                Upon receiving an Order from the Customer, J.P. Morgan agrees to transmit such Order to the particular Eligible Fund (or its agent).

2.2                                 J.P. Morgan will transmit and settle such Order through an OHA or with the Eligible Fund (or its agent) directly.

2.3                                 J.P. Morgan will exchange such information with respect to the Order as is necessary to ensure settlement of such Order.

3.                                       Responsibilities

3.1                                 J.P. Morgan shall be acting solely as agent for the Customer in providing the Services and for the purpose of these Services shall not be deemed to be a fiduciary with respect to the performance of the Services, even if it acts separately as a fiduciary to the Customer.

3.2                                 An Order provided under this Rider is deemed an Instruction as provided for in the Agreement and shall be subject to the terms regarding Instructions in the Agreement.

3.3                                 The Customer shall be responsible for ensuring that in respect of each Order, sufficient cash or Securities are available to settle such Order.

3.4                                 The Customer represents and warrants to J.P. Morgan that in respect of any particular Order:

(i)                                     it has read and understood any prospectus, offering memorandum or other relevant documentation relating to the relevant Eligible Fund and it complies and shall comply with the terms and conditions of such Eligible Fund;

(ii)                                  it is aware of the risks of investing in the relevant Eligible Fund;

(iii)                               J.P. Morgan may make all representations, warranties, and indemnities required of Customer under the applicable Eligible Fund’s prospectus, terms, rules and conditions prior to investing in such Eligible Fund.

(iv)                              the Customer has full legal capacity and authority to issue an Order and does not fall into any category of person who may not invest in the relevant Eligible Fund; and

(v)                                 it will provide J.P. Morgan with any certification, documentation or other information reasonably required to place and settle such Order.

4.                                       Order Handling

The Customer is advised that Orders are handled in order of receipt.  J.P. Morgan will transmit such Orders to the OHA or the Eligible Fund (or its agent) in the order in which they are received.  J.P. Morgan has established cut-off times for receipt of Orders, which will be made available to the Customer.  If J.P. Morgan receives an Order after its established cut-off time, J.P. Morgan will attempt to act upon the Order on the day requested if reasonably practicable to do so or otherwise as soon as practicable after that day.

5.                                       Effect of Rider

5.1                                 For the avoidance of doubt, the supplementary provisions, amendments and substitutions contained in this Rider are intended to apply solely to the provision of the Services and are not intended to modify the terms of the Agreement.

5.2                                 This Rider shall be governed by the terms and conditions of the Agreement between the parties of which this Rider is a part, except to the extent specifically provided by this Rider.  Capitalized terms in this Rider (including the Schedules) that are not defined herein but are defined in the Agreement shall bear the definition set forth in the Agreement.  If there is any conflict or inconsistency between the terms of this Rider and the Agreement, the terms of this Rider shall prevail with respect to the Services.

5.3                                 For the avoidance of doubt, the term “Securities” as defined in the Agreement shall include units in Investment Vehicles.

6.                                       Fees and Expenses

In consideration for providing the Services, the Customer will pay J.P. Morgan such amounts as may be agreed upon in writing in accordance with the Agreement.

7.                                       Effective Date; Term.

This Rider shall be effective as of the date of the Agreement.  This Rider shall continue in effect unless terminated by either party in accordance with the terms of the Agreement.  This Rider shall terminate automatically upon termination of the Agreement.

8.                                       Liability

8.1                                 J.P. Morgan’s liability in respect of the Services or otherwise in connection with this Rider shall be in accordance with the terms of the Agreement.

8.2                                 Subject to clause 8.1, J.P. Morgan shall not be liable to the extent as a result of (i) any error by the Customer in inputting Orders; (ii) any error occurring on or because of a third party, including, but not limited to, a failure of a Eligible Fund (or its agent) or an OHA to accept or process an Order for any reason whatsoever, other than an error caused by fraud, gross negligence and intentional misconduct on the part of J.P. Morgan.

8.3                                 Notwithstanding clause 8.1, other than an error caused by fraud, gross negligence and intentional misconduct, on the part of J.P. Morgan, in no event shall the total liability of J.P. Morgan to the Customer or any third party (no matter what the cause of action) in any calendar year for any Liability arising out of this Rider or the provision by J.P. Morgan of the Services exceed $10,000 US dollars.

8.4                                 The Customer will indemnify J.P. Morgan in respect of the Services or otherwise in connection with this Rider in accordance with the terms of the Agreement.

TRIBUTARY FUNDS, INC.		JPMORGAN CHASE BANK, N.A.

By:	/s/ Stephen R. Frantz	By:	Paul Larkin

Name: Stephen R. Frantz Title: President Date: 4/15/2011		Name: Paul Larkin Title: Executive Director Date: 4/18/2011

Appendix A

Account Name	J.P. Morgan Account #
Tributary Income Fund	P 14074
Tributary Short-Intermediate Bond Fund	P 14076